Exhibit 10.1

211 River Oaks Parkway

San Jose, CA 95134

March 2, 2015

William D. “BJ” Jenkins, Jr.

[Personal email]

Re:	Outside Director Position on the Board of Directors of Nimble Storage, Inc.

Dear BJ:

I am very pleased to offer you the position of Director on the NIMBLE STORAGE, INC. (“Nimble”) Board of Directors (the “Board”) and member of the Audit Committee of the Board (“Audit Committee”). Upon your acceptance of the terms provided herein, I will recommend to the Board that you be nominated as a Director and member of the Audit Committee, to be appointed promptly following your acceptance of this offer letter.

In consideration for your service as a Director on the Nimble Board and a member of the Audit Committee, pursuant to the terms of Nimble’s 2013 Equity Incentive Plan (the “Plan”), you will be granted RSUs (the “Outside Director RSUs”) with value of $600,000 based on the average trading price of Nimble stock on the NYSE over the 10 trading days prior to the date of grant. Your Outside Director RSUs will commence vesting on one of the dates of March 10, 2015, June 10, 2015, September 10, 2015 or December 10, 2015 that occurs immediately after your appointment by the Board. The Outside Director RSU will vest equally in 6-month increments over three years from the vesting commencement date, for so long as you continue to serve as a Director for Nimble. In the event there is a Corporate Transaction (as defined in the Plan), 100% of your then-unvested RSUs will vest immediately prior to such Corporate Transaction. Beginning in 2016, you will be eligible for additional equity awards pursuant to policies adopted by the Board from time to time for director compensation. All other terms and conditions of the RSUs will be set forth in the Plan and Nimble’s form of notice of RSU award and agreement and other documents relating to the Plan, as approved by the Board.

The Board will meet approximately four (4) times per year. The Audit Committee meets approximately eight (8) times per year, with generally half of the meetings in person and half via telephone. Of course, there may be additional meetings from time to time depending on business requirements. Throughout your tenure as a Director, the Company will maintain a Directors’ and Officers’ insurance policy, and you will be covered by this policy by virtue of your position as a member of the Board (as specified within the terms and conditions thereof).

In your capacity as a Director on the Nimble Board, you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any former employer or other person or entity to whom or which you have an obligation of confidentiality. Rather, you will be expected to use only information that is generally known and used by persons with training and experience comparable to your own, that is common knowledge in the industry or otherwise legally in the public domain, or that is otherwise provided or developed by Nimble. In accepting this offer, you are representing to us that you do not know of any conflict that would restrict you from serving as a Director on the Nimble Board.

In addition, during the term of your services as a Director and after termination of such services, you will not disclose any Nimble confidential proprietary information, or any information of a third party provided to you by Nimble, which includes but is not limited to, all non-public tangible and intangible manifestations regarding patents, copyrights, trademarks, trade secrets, technology, inventions, works of authorship, business plans, data or any other confidential knowledge without the prior written consent of Nimble.

This letter and the stock grant documentation referred to herein, constitutes the entire agreement between you and Nimble. This agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, and it may only be modified in writing signed by a duly authorized officer of Nimble.

If the terms of this letter are acceptable to you, please indicate your willingness to serve on Nimble’s Board and its Audit Committee and to assume the obligations described above by signing and returning this letter below.

BJ, I am personally very excited about your joining our Board!

Very truly yours,

By:	/s/ Suresh Vasudevan
Suresh Vasudevan, President & CEO

Accepted:

/s/ William D. Jenkins	03/03/15
William D. “BJ” Jenkins, Jr.	Date